Filed in the office of	Document Number
Ross Miller	20070614386-27
Secretary of State	Filing Date and Time
State of Nevada	09/06/2007 3:50 PM
Entity Number
C9514-2000

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of Corporation: United Fuel & Energy Corporation

2.	The Articles have been amended as follows (provide article numbers, if available):

The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of Common Stock having a $0.001 par value per share, and 5,000,000 shares of Preferred Stock having a $0.001 par value per share. The Common and/or Preferred Stock of the Company may by issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: majority of common; 2/3 of preferred.

4.	Effective date of filing (Optional):

5.	Officer Signature (Required):

  /s/ Bobby W. Page

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to an affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.